EXHIBIT 99.2


                REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS



CSXT Trade Receivables Master Trust
c/o Chemical Bank, as Trustee


We have examined the twelve monthly CSXT Trade Receivables Master Trust Certificateholders' Distribution Date Statements filed on Forms 8-K with the Securities and Exchange Commission during the year ended December 31, 1997 with respect to the 5.05% Trade Receivables Participation Certificates, Series 1993-1 (the "Statements"), prepared by CSX Transportation, Inc. as Servicer, pursuant to Section 5.02(a) of the Series 1993-1 Supplement dated as of October 28, 1993 to the Pooling and Servicing Agreement dated as of December 18, 1992, as amended and supplemented (the "Supplement"), among CSX Trade Receivables Corporation, Seller, CSX Transportation, Inc., Servicer, and Chemical Bank, Trustee. Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included such procedures as we considered necessary in the circumstances.

In our opinion, the Statements referred to above present the information, in all material respects, in compliance with Section 5.02(a) of the Supplement, and the servicing has been conducted in compliance with the terms and conditions as set forth in Article III, Article IV and Section 8.08 of the Amended and Restated Pooling and Servicing Agreement dated as of October 27, 1993, among CSX Trade Receivables Corporation, Seller, CSX Transportation, Inc., Servicer, and Chemical Bank, Trustee.

We have also compared the mathematical calculations of each amount set forth in the Statements referred to above with the Servicer's computer reports which were the source of such amounts and found them to be in agreement, in all material respects.

This report is intended solely for the use of CSX Trade Receivables Corporation, Seller, CSX Transportation, Inc., Servicer, and Chemical Bank, Trustee, and should not be used for any other purpose.



                                          /s/  ERNST & YOUNG, LLP
                                          -----------------------
                                          Ernst & Young LLP


March 12, 1998
Richmond, Virginia